Exhibit 10.19
FIRST AMENDMENT
TO THE
UNUM GROUP NON-QUALIFIED DEFINED CONTRIBUTION RETIREMENT PLAN

    The Unum Group Non-Qualified Defined Contribution Retirement Plan (the “Plan”) was established effective January 1, 2014. The Plan is hereby amended in the following respects:

    1.    The terms used in this Amendment shall have the meanings set forth in the Plan unless the context indicates otherwise.

    2.    Section 1.17 is amended to read as follows:

    1.17    “Plan Administrator” means the person or persons designated in accordance with the fiduciary governance structure adopted by the Human Capital Committee in October, 2015, as thereafter revised from time to time, and any person or entity to which the Plan Administrator delegates all or part of its authority under the Plan.

    3.    The last paragraph of subsection (e) of Section 2.1 is deleted and replaced with the following paragraph:

    In the event of an unforeseeable emergency, as defined in Treasury Regulation § 1.409A-3(i)(3)(i) and as determined by the Plan Administrator, the affected 401(a)(17) Participant’s election to defer Compensation shall be cancelled, effective as of the first payroll period that is administratively practicable following the Plan Administrator’s determination. For purposes of the preceding sentence, “the affected 401(a)(17) Participant’s election to defer Compensation” shall mean any election to defer Compensation, including an election to modify an existing election to defer Compensation, that is made on or before the date of the Plan Administrator’s determination.

    4.    The last sentence of Section 2.5 is deleted.

    5.    This Amendment shall be effective January 1, 2019.

    NOW, THEREFORE, Unum Group has caused this Amendment to be executed on this 10th day of December, 2018.

UNUM GROUP

By /s/ Rob Hecker
Title: VP, Global Total Rewards